Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor Relations, 952-806-1707

For Immediate Release

REGIS REPORTS $11.0 MILLION INCREASE IN
FOURTH QUARTER 2016 OPERATING INCOME

MINNEAPOLIS, August 23, 2016 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal fourth quarter ended June 30, 2016 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and as adjusted, after-tax results are not comparable to prior periods.

Fiscal 2016 Highlights:
•Same-store sales increased 0.2%.
•Franchise revenue increased 6.5%.
•Repurchased 7.6 million shares of common stock for $101 million.
•Generated $55 million of operating cash flow.

Fourth Quarter 2016 Results:
•Sales of $447.7 million, a decline of ($15.2) million. Same-store sales decreased (1.4%).

◦	Same-store service sales decreased (1.6%) and same-store product sales decreased (0.8%).
•GAAP operating income of $10.6 million compared to ($0.4) million in the prior year quarter.

•	GAAP net income of $5.6 million or $0.12 per diluted share.

◦	Includes ($0.06) per diluted share unfavorable impact due to the deferred tax valuation allowance on income tax expense.

•	EBITDA, as adjusted, of $27.4 million compared to $24.4 million in the prior year quarter.

◦	Decrease of ($2.5) million from same-store sales declines.

◦
Increase of $5.5 million mainly from lower incentives, cost savings, timing of certain costs throughout the year, reduced salon counts, lapping certain costs in the prior year quarter, and higher franchise royalties and fees, partly offset by minimum wage and inflation, increased health insurance costs, lapping of one-time inventory improvements, and planned strategic investments.

•	Diluted EPS, as adjusted, was $0.12 compared to $0.01 in the prior year quarter.

◦	Excluding the impact of the deferred tax valuation allowance, Diluted EPS, as adjusted, improved $0.24 per share compared to the prior year quarter.

◦	Primary drivers of this improvement were lower depreciation, income tax credits, lower non-cash equity in losses of Empire Education Group, and the EBITDA impacts listed above.

•	The prior year quarter GAAP net loss includes net discrete expense of $3.1 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer, commented, “I am proud of the work our organization has put forth to deliver our first positive full year sales comp since fiscal 2007. This could not have been achieved without improved execution in the organization around our key strategies focused on Leadership Development, Technical Education and Asset Protection. I am also pleased by the fact we expanded our EBITDA, as adjusted, by $3.8 and $3.0 million for the full year and the fourth quarter, respectively. This reflects our continued efforts to contain our cost structure while we are fixing our business. During the year, we aggressively grew our franchising business, strengthened our balance sheet, and returned $101 million to shareholders in the form of share repurchases. That said, I end the year with mixed emotions. We still need to reverse guest traffic declines that have persisted for many years and fourth quarter same-store sales declined by 1.4%. This demonstrates the opportunity we have to continue to improve our execution capabilities and a key reason why I have said over the past three years our improvement would not be linear.”
Mr. Hanrahan concluded, “As I look toward fiscal 2017, I recognize the path to sustainable growth is in the quality of our field leadership and execution capabilities. Transforming a culture comprised of 45,000 stylists, 1,000 field leaders and 7,000 salons requires strong execution, an ongoing commitment and time. I am confident our strategies will make Regis the place where stylists can have successful and satisfying careers that, in turn, will deliver sustainable growth in guest traffic and profitability.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in millions)
Revenue	$447.7	$462.9	$1,790.9	$1,837.3

Revenue decline %	(3.3)	(4.3)	(2.5)	(2.9)

Same-Store Sales %	(1.4)	(0.8)	0.2	(0.3)
Same-Store Average Ticket % Change	3.7	1.5	3.1	1.6
Same-Store Guest Count % Change	(5.1)	(2.3)	(2.9)	(1.9)

Cost of Service and Product % (1)	59.6	58.7	60.1	59.3
Cost of Service % (1)	62.1	61.5	62.7	61.8
Cost of Product % (1)	49.5	47.0	49.9	49.7

Site operating expense as % of total revenues, U.S. GAAP reported	10.0	10.5	10.2	10.5
Site operating expense as % of total revenues, as adjusted	10.0	10.0	10.2	10.6

General and administrative as % of total revenues	9.7	10.8	9.9	10.1

Operating income (loss) as % of total revenues, U.S. GAAP reported	2.4	(0.1)	1.0	0.2
Operating income as % of total revenues, as adjusted	2.4	0.4	1.0	0.1

EBITDA	27.5	19.6	74.5	73.8
EBITDA, as adjusted	27.4	24.4	90.3	86.5
____________________________________

1)	Excludes depreciation and amortization.

Fourth Quarter Results:
Revenues. Revenue in the quarter of $447.7 million declined $15.2 million, or 3.3%, compared to the prior year quarter. Same-store sales decreased 1.4% compared to the prior year quarter. Management estimates the shift of Easter from April of last year to March of this year negatively impacted same-store sales by approximately 40 basis points during the fourth quarter of the current year. The remaining 190 basis point, or $9.2 million, decline in revenue, compared to the prior year quarter, was primarily due to the closing of unprofitable salons and foreign currency, partly offset by one more calendar day in the quarter and growth from royalties and fees.
Service revenues were $348.9 million, a $13.4 million, or 3.7% decrease, compared to the prior year quarter. Same-store service sales decreased 1.6%, driven by a decline in guest traffic of 5.1%, partly offset by an increase in average ticket of 3.5%. The remaining 210 basis point, or $7.9 million, decline in service revenues, compared to the prior year quarter, was primarily due to the closing of unprofitable salons and foreign currency, partly offset by one more calendar day in the quarter.
Product revenues were $86.7 million, a decrease of $1.9 million, or 2.2%, compared to the prior year quarter. Product same-store sales for the quarter decreased 0.8%, driven by a decrease in traffic of 0.9%, partly offset by a 0.1% increase in average ticket. The other 140 basis point, or $1.3 million, decline in product revenues, compared to the prior year quarter, was primarily due to the closing of unprofitable salons and foreign currency, partly offset by one more calendar day in the quarter.

Royalties and fees were $12.1 million, an increase of $0.2 million, or 1.4% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter. The timing of new franchised-salon openings impacted results in the quarter. The Company added a net 42, or 1.7%, and a net 172, or 7.4%, new franchised locations during the quarter and year, respectively.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased 90 basis points to 59.6% compared to the prior year quarter.
Cost of service as a percent of service revenues for the quarter increased 60 basis points versus the prior year quarter, to 62.1%. The primary drivers were state minimum wage increases and higher health insurance costs, partly offset by the timing of Easter Sunday pay and lower salon incentives.
In the fourth quarter, the Company issued a press release stating new U.S. Department of Labor overtime rules, effective December 1, 2016, could increase its costs from $0 to $5 million per year. After considering alternatives to mitigate these cost increases, the Company now believes the annualized impact will be on the lower end of this range.
Cost of product as a percent of product revenues was 49.5%. The increase of 250 basis points when compared to the prior year quarter was mainly the result of lapping one-time inventory improvements.
Site Operating Expenses. Site operating expenses of $44.8 million decreased $3.6 million compared to the prior year quarter. Excluding the impact of discrete items in the prior year period, site operating expenses decreased $1.3 million. This was primarily driven by a net reduction of 233 salons, the timing of marketing expenses, cost savings, and foreign currency, partly offset by lapping favorable self-insurance costs and certain tax refunds.
General and Administrative. General and administrative expenses of $43.5 million decreased $6.6 million compared to the prior year quarter. Excluding the impact of discrete items in the current and prior periods, general and administrative expenses decreased $6.4 million compared to the prior year quarter. The decrease was mainly due to lower incentive costs, lapping certain costs in the prior year quarter, timing of expenses throughout the year, cost savings and foreign currency, partly offset by planned strategic investments.
Rent. Rent expense of $73.6 million decreased $4.6 million compared to the prior year quarter. This decrease was primarily the result of a net reduction of 233 salons, lapping certain lease renewal costs in the prior year quarter, receipt of a one-time landlord credit, and foreign exchange, partly offset by rent inflation.
Depreciation and Amortization. Depreciation and amortization was $15.6 million compared to $22.0 million in the prior year quarter, a decrease of $6.5 million. This decrease was primarily due to a net reduction of 233 salons and lower non-cash salon fixed asset impairments.
Income Taxes. During the three months ended June 30, 2016 and 2015, the Company recognized income tax expense of $4.1 million and tax benefit of $2.2 million, at effective tax rates of 42.6% and 92.6%, respectively.
The recorded tax expense and effective tax rates for the three and twelve months ended June 30, 2016 and 2015 were different than what would normally be expected due to the impact of the deferred tax valuation allowance. The majority of the tax expense relates to a non-cash tax expense for tax benefits on certain indefinite-lived assets the Company cannot recognize for reporting purposes. Income tax expense for the three and twelve months ended June 30, 2016 includes non-cash expense of $4.5 and $7.9 million, respectively, related to this matter. This non-cash impact will continue as long as the Company has a valuation allowance against most of its deferred tax assets and is expected to approximate $7.8 million of expense for the year ending June 30, 2017.
Equity in Affiliates. Income from equity method investments and affiliated companies was flat compared to a loss of $1.8 million in the prior year quarter. The prior year loss of $1.8 million represented the Company's portion of EEG's loss.
EBITDA, as Adjusted. EBITDA, as adjusted, which excludes the impact of equity in earnings of affiliated companies and discrete items in both periods, was $27.4 million, an improvement of $3.0 million compared to the prior year quarter.
Capital Allocation. During the fourth quarter, the Company repurchased 0.3 million shares for $4.0 million at an average price of $13.65 per share, excluding transaction costs. For the full year, the Company repurchased 7.6 million shares for $101.0 million at an average price of $13.19 per share, excluding transaction costs. At June 30, 2016, approximately $60 million remained outstanding under the Company's existing share repurchase authorization.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing fourth quarter results today, August 23, 2016, at 9 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing (877) 852-6561. A replay of the presentation will be available later that day. The replay phone number is (888) 203-1112, access code 8618174.
About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of June 30, 2016, the Company owned, franchised or held ownership interests in 9,483 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management's best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, "may," "believe," "project," "forecast," "expect," "estimate," "anticipate," and "plan." In addition, the following factors could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the continued ability of the Company to execute on our strategy and build on the foundational initiatives that we have implemented; the success of our stylists and our ability to attract, train and retain talented stylists; changes in regulatory and statutory laws; our ability to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or Company information; changes in tax exposure; the effect of changes to healthcare laws; reliance on management information systems; financial performance of Empire Education Group; reliance on external vendors; consumer shopping trends and changes in manufacturer distribution channels; financial performance of our franchisees; competition within the personal hair care industry; changes in interest rates and foreign currency exchange rates; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; the continued ability of the Company to implement cost reduction initiatives; compliance with debt covenants; changes in economic conditions; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth under Item 1A of this Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$147,346	$212,279
Receivables, net	24,691	24,631
Inventories	134,212	128,610
Other current assets	51,765	62,762
Total current assets	358,014	428,282

Property and equipment, net	183,321	218,157
Goodwill	417,393	418,953
Other intangibles, net	15,185	17,069
Investment in affiliates	520	15,321
Other assets	62,328	64,233
Total assets	$1,036,761	$1,162,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,884	$63,302
Accrued expenses	135,431	153,364
Total current liabilities	195,315	216,666

Long-term debt	120,435	120,000
Other noncurrent liabilities	201,610	197,905
Total liabilities	517,360	534,571

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding, 46,154,410 and 53,664,366 common shares at June 30, 2016 and 2015, respectively	2,308	2,683
Additional paid-in capital	207,475	298,396
Accumulated other comprehensive income	5,068	9,506
Retained earnings	304,550	316,859
Total shareholders’ equity	519,401	627,444
Total liabilities and shareholders’ equity	$1,036,761	$1,162,015

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Service	$348,912	$362,329	$1,383,663	$1,429,408
Product	86,706	88,640	359,683	363,236
Royalties and fees	12,089	11,920	47,523	44,643
	447,707	462,889	1,790,869	1,837,287
Operating expenses:
Cost of service	216,702	222,981	868,188	882,717
Cost of product	42,921	41,634	179,341	180,558
Site operating expenses	44,807	48,385	182,952	192,442
General and administrative	43,479	50,117	178,033	186,051
Rent	73,605	78,170	297,271	309,125
Depreciation and amortization	15,593	22,048	67,470	82,863
Total operating expenses	437,107	463,335	1,773,255	1,833,756
Operating income (loss)	10,600	(446)	17,614	3,531
Other (expense) income:
Interest expense	(2,176)	(2,363)	(9,317)	(10,206)
Interest income and other, net	1,261	390	4,219	1,697
Income (loss) before income taxes and equity in loss of affiliated companies	9,685	(2,419)	12,516	(4,978)
Income taxes	(4,123)	2,240	(9,049)	(14,605)
Equity in loss of affiliated companies, net of income taxes	—	(1,764)	(14,783)	(13,629)
Income (loss) from continuing operations	5,562	(1,943)	(11,316)	(33,212)
Loss from discontinued operations, net of income taxes	—	(630)	—	(630)
Net income (loss)	$5,562	$(2,573)	$(11,316)	$(33,842)
Net income (loss) per share:
Basic and diluted:
Income (loss) from continuing operations	$0.12	$(0.04)	$(0.23)	$(0.60)
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net income (loss) per share, basic and diluted(1)	$0.12	$(0.05)	$(0.23)	$(0.62)
Weighted average common and common equivalent shares outstanding:
Basic	46,289	54,222	48,542	54,992
Diluted	46,706	54,222	48,542	54,992
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(1)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$5,562	$(2,573)	$(11,316)	$(33,842)
Other comprehensive income (loss):
Foreign currency translation adjustments during the period	525	2,182	(4,276)	(13,515)
Recognition of deferred compensation	(162)	370	(162)	370
Other comprehensive income (loss)	363	2,552	(4,438)	(13,145)
Comprehensive income (loss)	$5,925	$(21)	$(15,754)	$(46,987)

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Twelve Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(11,316)	$(33,842)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56,992	68,259
Equity in loss of affiliated companies	14,783	13,629
Deferred income taxes	7,023	11,154
Gain from sale of salon assets, net	(1,000)	(1,210)
Salon asset impairments	10,478	14,604
Stock-based compensation	9,797	8,647
Amortization of debt discount and financing costs	1,514	1,722
Other non-cash items affecting earnings	310	257
Changes in operating assets and liabilities(1):
Receivables	(577)	446
Inventories	(7,109)	6,197
Income tax receivable	501	5,298
Other current assets	(460)	3,049
Other assets	(1,133)	(4,480)
Accounts payable	(4,624)	(3,261)
Accrued expenses	(15,034)	8,249
Other noncurrent liabilities	(5,113)	(4,756)
Net cash provided by operating activities	55,032	93,962

Cash flows from investing activities:
Capital expenditures	(31,117)	(38,257)
Proceeds from sale of assets	1,740	2,986
Change in restricted cash	9,042	(312)
Proceeds from company-owned life insurance policies	2,948	—
Net cash used in investing activities	(17,387)	(35,583)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(2)	(173,751)
Repurchase of common stock	(101,035)	(47,888)
Purchase of noncontrolling interest	(760)	—
Net cash used in financing activities	(101,797)	(221,639)

Effect of exchange rate changes on cash and cash equivalents	(781)	(3,088)

Decrease in cash and cash equivalents	(64,933)	(166,348)

Cash and cash equivalents:
Beginning of period	212,279	378,627
End of period	$147,346	$212,279
____________________________________

(1)	Changes in operating assets and liabilities exclude assets and liabilities sold or acquired.

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SAME-STORE SALES (1):

	For the Three Months Ended
	June 30, 2016			June 30, 2015
	Service	Retail	Total	Service	Retail	Total
SmartStyle	0.8%	3.8%	1.7%	1.2%	(1.4)%	0.5%
Supercuts	—	(0.9)	(0.1)	1.4	(1.1)	1.1
MasterCuts	(5.6)	(8.9)	(6.2)	(4.8)	(3.9)	(4.7)
Other Value	(1.6)	(3.5)	(1.8)	(1.2)	(2.1)	(1.3)
North American Value	(0.7)%	1.0%	(0.4)%	(0.1)%	(1.7)%	(0.4)%

North American Premium	(4.9)%	(7.5)%	(5.3)%	(3.4)%	(3.9)%	(3.4)%

International	(3.3)%	(5.4)%	(3.8)%	1.3%	1.2%	1.3%

Consolidated	(1.6)%	(0.8)%	(1.4)%	(0.6)%	(1.8)%	(0.8)%

	For the Twelve Months Ended
	June 30, 2016			June 30, 2015
	Service	Retail	Total	Service	Retail	Total
SmartStyle	3.0%	4.4%	3.4%	2.4%	(0.3)%	1.6%
Supercuts	1.6	5.7	2.0	1.1	2.9	1.3
MasterCuts	(4.5)	(3.7)	(4.4)	(4.2)	(3.2)	(4.0)
Other Value	(0.4)	1.8	(0.2)	(1.1)	3.1	(0.7)
North American Value	0.8%	3.4%	1.3%	0.2%	0.4%	0.3%

North American Premium	(3.5)%	(5.4)%	(3.8)%	(3.3)%	(1.6)%	(3.0)%

International	(1.3)%	(4.7)%	(2.3)%	1.1%	(0.8)%	0.6%

Consolidated	—%	1.3%	0.2%	(0.4)%	—%	(0.3)%
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(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and fiscal year same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	June 30, 2016	June 30, 2015
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,683	2,639
Supercuts	1,053	1,092
MasterCuts	430	466
Other Value	1,604	1,711
Regis salons	694	761
Total North American Salons (1)	6,464	6,669
Total International Salons (2)	328	356
Total Company-owned Salons	6,792	7,025

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	125	127
Supercuts	1,579	1,393
Other Value	792	804
Total North American Salons (1)	2,496	2,324
Total International Salons (2)	—	—
Total Franchise Salons	2,496	2,324

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	195	207

Grand Total, System-wide	9,483	9,556
____________________________________

(1) The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.
(2) Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income (loss), net income (loss) per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and twelve months ended June 30, 2016 and 2015:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Self-insurance reserve adjustments*

•	Expense associated with legal cases

•	Gain on life insurance proceeds

•	Expenses associated with financing arrangements

•	Professional fees

•	Deferred compensation adjustments

•	Establishment of deferred tax valuation allowances

•	Other than temporary impairment associated with our investment in Empire Education Group (EEG) and our portion of a deferred tax asset valuation allowance established by EEG

•	Discontinued operations

* In the three month period ended June 30, 2016, the Company did not adjust results for self-insurance reserves.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures (Unaudited)
(Dollars in thousands, except per share data)

Reconciliation of U.S. GAAP operating income (loss) and net income (loss) to equivalent non-GAAP measures
		Three Months Ended June 30,		Twelve Months Ended June 30,
	U.S. GAAP financial line item	2016	2015	2016	2015
U.S. GAAP revenue		$447,707	$462,889	$1,790,869	$1,837,287

U.S. GAAP operating income (loss)		$10,600	$(446)	$17,614	$3,531

Non-GAAP operating expense adjustments (1):
Self-insurance reserve adjustments (2)	Site operating expense	—	2,249	(261)	(1,477)
Legal fees	General and administrative	(21)	187	1,561	88
Gain on life insurance proceeds	General and administrative	—	—	(1,220)	—
Financing arrangements expense	General and administrative	—	—	801	—
Professional fees	General and administrative	—	—	145	—
Self-insurance reserve adjustments	General and administrative	—	—	(17)	—
Deferred compensation adjustments	General and administrative	—	—	—	(184)
Total non-GAAP operating expense adjustments		(21)	2,436	1,009	(1,573)
Non-GAAP operating income (2)(3)		$10,579	$1,990	$18,623	$1,958

U.S. GAAP net income (loss)		$5,562	$(2,573)	$(11,316)	$(33,842)

Non-GAAP net income (loss) adjustments:
Non-GAAP operating expense adjustments		(21)	2,436	1,009	(1,573)
Financing arrangements expense	Interest expense	—	—	164	—
Deferred tax valuation allowances	Income taxes	—	—	—	2,115
EEG impairment and deferred tax asset valuation allowance	Equity in loss of affiliated companies, net of income taxes	—	—	12,954	11,510
Discontinued operations	Loss from discontinued operations, net of income taxes	—	630	—	630
Total non-GAAP net income (loss) adjustments		(21)	3,066	14,127	12,682
Non-GAAP net income (loss) (2)		$5,541	$493	$2,811	$(21,160)
____________________________________
Notes:

(1)	As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(2)
The self-insurance reserve adjustment of ($0.5) million for the three months ended June 30, 2016 was not included in the Company's calculation of non-GAAP operating income and non-GAAP net income (loss).

(3)
Adjusted operating margins for the three months ended June 30, 2016, and 2015, were 2.4% and 0.4%, respectively, and were 1.0% and 0.1% for the twelve months ended June 30, 2016 and 2015, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net income (loss) per diluted share to non-GAAP net income (loss) per diluted share
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
U.S. GAAP net income (loss) per diluted share (1)	$0.119	$(0.047)	$(0.233)	$(0.615)
Self-insurance reserve adjustments (2)	—	0.041	(0.006)	(0.027)
Legal fees	—	0.003	0.032	0.002
Gain on life insurance proceeds	—	—	(0.025)	—
Financing arrangements expense	—	—	0.020	—
Professional fees	—	—	0.003	—
Deferred compensation adjustments	—	—	—	(0.003)
Deferred tax asset valuation allowances	—	—	—	0.038
EEG impairment and deferred tax asset valuation allowance	—	—	0.264	0.209
Discontinued operations	—	0.012	—	0.011
Impact of change in weighted average shares	—	—	0.002	—
Non-GAAP net income (loss) per diluted share (2)(3)	$0.119	$0.009	$0.057	$(0.385)

U.S. GAAP Weighted average shares - basic	46,289	54,222	48,542	54,992
U.S. GAAP Weighted average shares - diluted	46,706	54,222	48,542	54,992
Non-GAAP Weighted average shares - diluted (4)	46,706	54,494	48,989	54,992
____________________________________
Notes:

(1)
For the three and twelve months ended June 30, 2016, the Company recorded $4.1 and $9.0 million, respectively, of income tax expense. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted and will cause our effective tax rate to fluctuate from quarter to quarter. For the three months ended June 30, 2016, the Company evaluated GAAP diluted EPS with and without the presence of the valuation allowance and calculated an impact of $0.06 per share. Diluted EPS, as adjusted, without the presence of the valuation allowance, was $0.18 and ($0.05) for the three months ended June 30, 2016 and 2015, respectively, representing an improvement of $0.24 per diluted share, including $0.01 related to the impact of share count changes. As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(2)	The self-insurance reserve adjustment of ($0.010) for the three months ended June 30, 2016 was not included in the Company's calculation of non-GAAP net income (loss) per diluted share.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

(4)
Non-GAAP net income (loss) per share reflects the weighted average shares associated with non-GAAP net income (loss), which may include the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net income (loss) to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(Unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net income (loss) for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in loss of affiliated companies, and identified items impacting comparability for each respective period. For the three and twelve months ended June 30, 2016 and 2015, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items and accelerated depreciation related to the corporate office consolidation are already included in the U.S. GAAP reported net income (loss) to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to adjusted EBITDA. The impacts of the Company's portion of the deferred tax asset valuation allowance established by EEG, the impairment on the Company's investment in EEG and the recovery of previously impaired investments in an affiliate, are already included by excluding the impact of the Company’s equity in loss of affiliated companies, net of taxes, as reported.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Consolidated reported net income (loss), as reported (U.S. GAAP)	$5,562	$(2,573)	$(11,316)	$(33,842)
Interest expense, as reported	2,176	2,363	9,317	10,206
Income taxes, as reported	4,123	(2,240)	9,049	14,605
Depreciation and amortization, as reported	15,593	22,048	67,470	82,863
EBITDA (as defined above)	$27,454	$19,598	$74,520	$73,832

Equity in loss of affiliated companies, net of income taxes, as reported	—	1,764	14,783	13,629
Self-insurance reserve adjustments (1)	—	2,249	(278)	(1,477)
Legal fees	(21)	187	1,561	88
Gain on life insurance proceeds	—	—	(1,220)	—
Financing arrangements expense	—	—	801	—
Professional fees	—	—	145	—
Deferred compensation adjustment	—	—	—	(184)
Loss from discontinued operations, net of income taxes, as reported	—	630	—	630
Adjusted EBITDA, non-GAAP financial measure (1)	$27,433	$24,428	$90,312	$86,518

____________________________________
Notes:

(1)	The self-insurance reserve adjustment of ($0.5) million for the three months ended June 30, 2016 was not included in the Company's calculation of adjusted EBITDA.

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Revenue decline, as reported (U.S. GAAP)	(3.3)%	(4.3)%	(2.5)%	(2.9)%
Effect of new stores and conversions	(0.5)	(0.5)	(0.5)	(0.6)
Effect of closed salons	2.6	2.8	2.7	2.7
Foreign currency	0.7	1.5	1.2	0.8
Other	(0.9)	(0.3)	(0.7)	(0.3)
Same-store sales, non-GAAP	(1.4)%	(0.8)%	0.2%	(0.3)%

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